Exhibit 99.4

STOCK OPTION AGREEMENT

Stock Option Agreement made as of this              day of                      20     between ADA-ES, Inc., a Colorado corporation, (hereinafter called the “Company”) and                                                                                                                                            , (hereinafter referred to as “Holder”).

WHEREAS, Holder is an non-management director of the Company,

WHEREAS, on March 15, 2005 the Company’s Board of Directors approved the “ADA-ES, Inc. 2005 Directors Compensation Plan” (the “Plan”),

WHEREAS, Pursuant to NASDAQ Marketplace Rule 4350 the grant of options to non-management directors require shareholder approval; and

WHEREAS, on May 12, 2005 the Company’s shareholders approved the Plan specifically authorized the granting of the stock option hereinafter described as a continuing incentive for the services of Holder.

NOW THEREFORE, in consideration of the premises, the mutual covenants, hereinafter set forth, and other good and valuable considerations, the Company and Holder agree as follows:

1. The Company hereby grants to Holder, pursuant to the Plan and effective this date, as a matter of separate inducement and agreement, the Option to Purchase (hereinafter the “Option”) no more than the aggregate of 5,000 shares of the Company’s Common Stock, no par value, on the terms and conditions hereinafter set forth, at the purchase price of $    .     per share. The number of shares eligible for exercise shall be further limited to the to the vesting schedule set forth below,

(a) Vesting Schedule:

Date	Aggregate Shares Available for Exercise
1,667
3,333
5,000

(b) An Option that is exercisable hereunder may be exercised by delivery to the Company on any business day, at its principal office addressed to the attention of the Secretary, of written notice of exercise, which notice shall specify the number of shares for which the Option is being exercised, and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised in cash or by certified check payable to the order of the Company or in any other manner available in the Plan.

(c) To the extent not exercised, the remaining shares shall be exercisable, in whole or in part, at any time not later than                    , 20    .

2. (a) During the lifetime of Holder, the Option shall be exercisable only by Holder and any eligible transferee as set forth in the Plan.

(b) Only the Holder (or, in the event of the Holder’s legal incapacity or incompetency, the Holder’s guardian or legal representative, and in the case of the Holder’s death, the Holder’s estate) may exercise the Option unless otherwise provided for in the Plan.

(c) In the event that the position of Holder as a non-management director with the Company is terminated for any reason, any remaining shares eligible for exercise under the Option will expire within 30 days from the date of termination unless otherwise provided for in the Plan.

(d) In the event that another company or individual acquires a 50% or greater interest in the Company, any remaining shares eligible for exercise under the Option will expire within 30 days from the date of such acquisition.

3. Holder shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him for such shares.

4. Holder acknowledges that any purchase of stock under the Option shall be for investment purposes, and not with a view to resale or distribution except that in the event the stock subject to such Option is registered under the Securities Act of 1933, as amended or in the event a resale of such stock without such registration would otherwise be permissible, such condition shall be inoperative if, in the opinion of counsel for the Company, such condition is not required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

5. The laws of the State of Colorado shall govern this agreement.

6. This agreement shall inure to the benefit of and be binding upon each successor and assign of the Company as set forth in the Plan. All obligations imposed upon Holder and all rights granted to the Company, hereunder and in the Plan shall be binding upon Holder’s heirs, legal representatives and successors.

IN WITNESS WHEREOF, the Company              day of                      20    .

ADA-ES, Inc. By:	Holder:

Michael D. Durham, President & CEO

Attest:

Mark H McKinnies, Chief Financial Officer